SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Endeavor Power Corp.
(A Development Stage Company)

We have reviewed the accompanying condensed consolidated balance sheet of Endeavor Power Corp. as of March 31, 2013, and the related condensed consolidated statements of operations for the three-month period ended March 31, 2013 and for the period from January 1, 2012 through March 31, 2013, and condensed consolidated statements of cash flows for the three-month period then ended and for the period from January 1, 2012 through March 31, 2013. These interim financial statements are the responsibility of the Corporation's management. The cumulative statements of operations, changes in stockholders' deficit and cash flows for the period from December 30, 2008 (date of inception) to December 31, 2011 were audited by other auditors whose report dated March 27, 2012 on those statements included an explanatory paragraph describing conditions that raised substantial doubt about the Company's ability to continue as a going concern.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for the financials and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, and the report of other auditors referred to above, we are not aware of any material modifications that should be made to the accompanying interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no revenues, has negative working capital at March 31, 2013, has incurred recurring losses and recurring negative cash flow from operating activities, and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Seale & Beers CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
May 13, 2013

RLS
5/14/13

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351